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                                                                     EXHIBIT 3.1

                               AMENDMENT NUMBER 1

                                       TO

                                   BYLAWS OF

                               LINKON CORPORATION

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     Pursuant to Section 1 of Article VIII of the Bylaws of Linkon Corporation,

a Nevada corporation (the "Corporation"), and in accordance with resolutions duly adopted by the board of directors of the Corporation the Bylaws of the

Corporation (the "Bylaws") are hereby amended as follows:


     1.  Amendment to Article II, Section 1.  Section 1 of Article II of the
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Bylaws is hereby amended to read in its entirety as follows:

               "Section 1. All annual and special meetings of the stockholders of the corporation shall be held at such time and place within or without the State of Nevada as shall be stated in the notice of meeting or in a duly executed waiver of notice thereof."

     2.   Amendment to Article II, Section 2.  Section 2 of Article II of the
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Bylaws is hereby amended to read in its entirety as follows:

               "Section 2. At the annual meeting of stockholders the stockholders of the corporation shall elect by a plurality vote a board of directors, and transact such other business as may properly be brought before the meeting."


     3.   Bylaws Remain in Force.  Except as expressly set forth above, the
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Bylaws remain unmodified and in full force and effect.

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